Exhibit 99.2

Press Release

Clean Harbors Inc. Announces Cash Tender Offer For Any And All Of Its Outstanding $490.0 Million 7 5/8% Senior Secured Notes Due 2016

Norwell, MA — July 16, 2012 — Clean Harbors, Inc. (“Clean Harbors” or the “Company”) (NYSE: CLH) announced today that it is commencing a tender offer to purchase any and all of its outstanding $490.0 million aggregate principal amount of 7 5/8% Senior Secured Notes due 2016 (the “Notes”) through a cash tender offer (the “Tender Offer”) with a portion of the proceeds from the Company’s concurrent private placement of Senior Notes due 2020 (the “New Notes”), which was also announced today by the Company.

The Tender Offer will expire at midnight New York City time on August 10, 2012, unless the Tender Offer is extended or earlier terminated (the “expiration date”).  Under the terms of the Tender Offer, holders of the Notes who validly tender and do not validly withdraw their Notes and consents prior to 5:00 p.m. New York City time on July 27, 2012, such time and date which may be extended (the “consent date”) will receive an amount equal to $1,041.38 per $1,000.00 in principal amount of Notes validly tendered and not validly withdrawn, which amount is inclusive of a consent payment equal to $30.00 per $1,000.00 in principal amount of the Notes validly tendered and not validly withdrawn.  Holders of the Notes who validly tender their Notes after the consent date but on or before the expiration date will receive an amount equal to $1,011.38 per $1,000.00 in principal amount of Notes validly tendered.  Holders whose Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the Notes to, but not including, the settlement date.

In connection with the Tender Offer, the Company is soliciting the consents of holders of the Notes to certain proposed amendments to the indenture governing the Notes (the “Consent Solicitation”).  The primary purpose of the Consent Solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default and related provisions and reduce the required notice period contained in the optional redemption provisions of the indenture.  The Company intends to redeem any Notes that remain outstanding after the consummation of the Tender Offer at a price of $1,038.13 per $1,000.00 principal amount of Notes as promptly as practical in accordance with the terms of the indenture, as such indenture is amended pursuant to the proposed amendments.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the New Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Tender Offer is contingent upon the satisfaction of certain conditions, including, without limitation, the raising of at least $600 million in gross proceeds by the Company from the New Notes offering described above.  If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the Tender Offer.  Full details of the terms and conditions of the Tender Offer and Consent Solicitation are

42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com included in the Company’s offer to purchase and consent solicitation, dated July 16, 2012.

Requests for documents relating to the Tender Offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 794-2200 or (212) 430-3774.  Goldman, Sachs & Co. will act as Dealer Manager and Solicitation Agent for the Tender Offer and the Consent Solicitation.  Questions regarding the Tender Offer and Consent Solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 and (212) 357-0345.

Forward Looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements about the Company’s business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause the actual results to differ materially, including, without limitation, those items identified as “risk factors” in the Company’s most recently filed Form 10-K and Form 10-Q.  Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of the Company’s website at www.cleanharbors.com.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  The Company serves more than 60,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 200 locations, including over 50 waste management facilities through North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Contacts:

James M. Rutledge	Jim Buckley
Vice Chairman and Chief Financial Officer	Executive Vice President
Clean Harbors, Inc.	Sharon Merrill Associates
781.792.5100	617.542.5300
InvestorRelations@cleanharbors.com	clh@investorrelations.com